Exhibit 10.20

FIRST ADDENDUM TO WARRANT AGENT AGREEMENT

This First Addendum (“Addendum”) to that certain Warrant Agent Agreement dated effective as of June 3, 2024 (the “Agreement”), entered into by and between among KINDLY MD, INC., a Utah corporation (“Company”) and VSTOCK TRANSFER, LLC, a California limited liability company (“Warrant Agent”) shall read as follows:

1. The capitalized terms used in this Addendum shall have the same meaning as given in the Agreement unless otherwise changed or altered herein.

2. The Company and the Warrant Agent agree to amend in writing Section 3.3.7(b) of the Agreement to clarify an ambiguity in the language and to match the language included in the Agreement to the original Company Warrants.

3. The Company and Warrant Agent confirm that they approve the following language to replace the first sentence in Section 3.3.7(b) of the Agreement:

(b) If a Restrictive Legend Event has occurred, and is continuing as of the date of exercise of the Warrant, the Warrant shall only be exercisable on a cashless basis.

4. In all other respects where not in conflict herewith the terms and provisions of the Agreement shall remain in full force and effect.

5. This Addendum may be executed in one or more separate counterparts, each of which, when so executed, shall be deemed to be an original. Such counterparts shall, together, constitute and be one and the same instrument; and, facsimile or electronically submitted signatures of the authorized representatives of the parties hereto shall be considered original signatures for all intents and purposes.

[Signatures appear on the next page]

IN WITNESS WHEREOF, the parties have executed this Addendum as of the day and year stated below.

COMPANY

KINDLY MD, INC.,
a Utah corporation

By:	/s/ Tim Pickett
Name:	Tim Pickett
Title:	CEO
May 6, 2025

WARRANT AGENT

VSTOCK TRANSFER, LLC

By:	/s/ Young Kim
Name:	Young Kim
May 6, 2025